Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference the registration statement (No. 333-255621) on Form S-8, the registration statement (No. 333-265704) on Form S-3 ASR and the in the Post-Effective Amendment No. 1 on Form S-3 (No. 333-265704), of our report dated March 7, 2023, with respect to the consolidated financial statements of Agiliti, Inc.
/s/ KPMG LLP
Minneapolis, Minnesota
March 7, 2023